UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                    China Bio Energy Holding Group Co., Ltd.
             -------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.0001
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    16936N104
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16936N104

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Adam Benowitz

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [ ]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      United States

NUMBER OF         5. SOLE VOTING POWER                            0
SHARES
BENEFICIALLY      6. SHARED VOTING POWER                  2,805,327
OWNED BY EACH
REPORTING         7. SOLE DISPOSITIVE POWER                       0
PERSON WITH:
                  8. SHARED DISPOSITIVE POWER             2,805,327

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      2,805,327

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      9.99%

12.   Type of Reporting Person (See Instructions)

      IN

CUSIP No. 16936N104

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Vision Capital Advisors, LLC (formerly known as Vision Opportunity Capital Management, LLC)

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [ ]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Delaware

NUMBER OF         5. SOLE VOTING POWER                            0
SHARES
BENEFICIALLY      6. SHARED VOTING POWER                  2,805,327
OWNED BY EACH
REPORTING         7. SOLE DISPOSITIVE POWER                       0
PERSON WITH:
                  8. SHARED DISPOSITIVE POWER             2,805,327

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      2,805,327

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      9.99%

12.   Type of Reporting Person (See Instructions)

      IA

CUSIP No. 16936N104

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Vision Opportunity Master Fund, Ltd.

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [ ]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Cayman Islands

NUMBER OF         5. SOLE VOTING POWER                            0
SHARES
BENEFICIALLY      6. SHARED VOTING POWER                 See Item 4
OWNED BY EACH
REPORTING         7. SOLE DISPOSITIVE POWER                       0
PERSON WITH:
                  8. SHARED DISPOSITIVE POWER            See Item 4

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      See Item 4

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      See Item 4

12.   Type of Reporting Person (See Instructions)

      CO

CUSIP No. 16936N104

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Vision Opportunity China Fund Limited

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [ ]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Guernsey

NUMBER OF         5. SOLE VOTING POWER                            0
SHARES
BENEFICIALLY      6. SHARED VOTING POWER                 See Item 4
OWNED BY EACH
REPORTING         7. SOLE DISPOSITIVE POWER                       0
PERSON WITH:
                  8. SHARED DISPOSITIVE POWER            See Item 4

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      See Item 4

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      See Item 4

12.   Type of Reporting Person (See Instructions)

      CO

CUSIP No. 16936N104

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Vision Opportunity China LP

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [ ]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Guernsey

NUMBER OF         5. SOLE VOTING POWER                            0
SHARES
BENEFICIALLY      6. SHARED VOTING POWER                 See Item 4
OWNED BY EACH
REPORTING         7. SOLE DISPOSITIVE POWER                       0
PERSON WITH:
                  8. SHARED DISPOSITIVE POWER            See Item 4

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      See Item 4

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      See Item 4

12.   Type of Reporting Person (See Instructions)

      PN

CUSIP No. 16936N104

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Vision Opportunity China GP Limited

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [ ]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Guernsey

NUMBER OF         5. SOLE VOTING POWER                            0
SHARES
BENEFICIALLY      6. SHARED VOTING POWER                 See Item 4
OWNED BY EACH
REPORTING         7. SOLE DISPOSITIVE POWER                       0
PERSON WITH:
                  8. SHARED DISPOSITIVE POWER            See Item 4

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      See Item 4

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      See Item 4

12.   Type of Reporting Person (See Instructions)

      CO

CUSIP No. 16936N104

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Vision Capital Advantage Fund, L.P.

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [ ]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Delaware

NUMBER OF         5. SOLE VOTING POWER                            0
SHARES
BENEFICIALLY      6. SHARED VOTING POWER                 See Item 4
OWNED BY EACH
REPORTING         7. SOLE DISPOSITIVE POWER                       0
PERSON WITH:
                  8. SHARED DISPOSITIVE POWER            See Item 4

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      See Item 4

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      See Item 4

12.   Type of Reporting Person (See Instructions)

      PN

CUSIP No. 16936N104

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      VCAF GP, LLC

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [ ]
      (b) [ ]

3.    SEC Use Only

4.    Citizenship or Place of Organization

      Delaware

NUMBER OF         5. SOLE VOTING POWER                            0
SHARES
BENEFICIALLY      6. SHARED VOTING POWER                 See Item 4
OWNED BY EACH
REPORTING         7. SOLE DISPOSITIVE POWER                       0
PERSON WITH:
                  8. SHARED DISPOSITIVE POWER            See Item 4

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      See Item 4

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.   Percent of Class Represented by Amount in Row (9)

      See Item 4

12.   Type of Reporting Person (See Instructions)

      OO

Item 1.

(a) The name of the issuer is China Bio Energy Holding Group Co., Ltd. (the "Issuer").

(b) The principal executive offices of the Issuer are located at Dongxin Century Square, 7th Floor, Hi-Tech Development District, Xi'an Shaanxi Province, PRC, 710043.

Item 2.

(a) This Statement is being filed by (i) Vision Opportunity Master Fund, Ltd., a Cayman Islands company (the "Master Fund"), (ii) Vision Opportunity China LP, a limited partnership organized under the laws of Guernsey (the "China Fund"), (iii) Vision Opportunity China GP Limited, a corporate entity organized under the laws of Guernsey (the "China Fund GP"), which serves as the general partner of the China Fund, (iv) Vision Opportunity China Fund Limited, a corporate entity organized under the laws of Guernsey (the "China Fund Ltd."), which controls the China Fund GP, (v) Vision Capital Advantage Fund, L.P., a Delaware limited partnership ("VCAF"; and together with the Master Fund and the China Fund, the "Funds"), (vi) VCAF GP, LLC, a Delaware limited liability company ("VCAF GP"), which serves as the general partner of VCAF, (vii) Vision Capital Advisors, LLC, a Delaware limited liability company (formerly known as Vision Opportunity Capital Management, LLC) (the "Investment Manager"), and (viii) Adam Benowitz, the Managing Member of the Investment Manager (all of the foregoing, collectively, the "Filers"). Each of the Funds is a private investment vehicle engaged in investing and trading in a wide variety of securities and financial instruments for its own account. The Funds directly beneficially own all of the shares reported in this Statement. Mr. Benowitz and the Investment Manager may be deemed to share with the Funds voting and dispositive power with respect to such shares. The China Fund GP and China Fund Ltd. may be deemed to share with the China Fund voting and dispositive power with respect to such shares owned by the China Fund and VCAF GP may be deemed to share with VCAF voting and dispositive power with respect to such shares owned by VCAF. Each Filer disclaims beneficial ownership with respect to any shares other than those beneficially owned directly by such Filer.

(b)   The principal business office of the Master Fund is:

      c/o Citi Hedge Fund Services (Cayman) Limited
      P.O. Box 1748
      Cayman Corporate Centre
      27 Hospital Road, 5th Floor
      Grand Cayman KY1-1109
      Cayman Islands

      The principal business office of each of the China Fund, the China Fund GP and the China Fund Ltd. is:

      Suites 13 and 15
      Sarnia House
      Le Truchot
      St Peter Port
      Guernsey GY1 4NA

      The principal business office of each of VCAF, VCAF GP, the Investment Manager and Mr. Benowitz is:

      20 West 55th Street, 5th Floor
      New York, New York 10019
      USA

(c)   For citizenship information see Item 4 of the cover page of each Filer.

(d) This Statement relates to the Common Stock, par value $0.0001 per share, of the Issuer (the "Common Stock").

(e)   The CUSIP Number of the Common Stock is listed on the cover pages hereto.

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:

(a)  [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

(b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
          78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ]  An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

As of December 31, 2008, the Funds collectively: (i) owned 1,883,069 shares of Common Stock, (ii) had the ability to acquire up to 922,258 shares of Common Stock within 60 days through the exercise or conversion of derivative securities, and thus (iii) beneficially owned 2,805,327 shares of Common Stock, representing 9.99% of all of the outstanding shares of Common Stock.

The foregoing percentage is based on 27,159,091 shares of Common Stock outstanding as of November 5, 2008, as reported in the Issuer's Quarterly Report on Form 10-Q filed on November 7, 2008.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

(a)   Not applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2009

                        ADAM BENOWITZ
                        VISION CAPITAL ADVISORS, LLC
                        VISION OPPORTUNITY MASTER FUND, LTD.
                        VCAF GP, LLC
                        VISION CAPITAL ADVANTAGE FUND, L.P.

                        By:  /s/ Adam Benowitz
                            ---------------------------------------------
                        Adam Benowitz, for himself, as Managing Member of the Investment Manager, as Managing Member of VCAF GP (for itself and on behalf of VCAF), and as a Director of the Master Fund

                        VISION OPPORTUNITY CHINA LP
                        VISION OPPORTUNITY CHINA GP LIMITED
                        VISION OPPORTUNITY CHINA FUND LIMITED

                        By:  /s/ DAVID BENWAY
                            ---------------------------------------------
                        David Benway, as a Director of the China Fund GP (for itself and as general partner of the China Fund) and the China Fund Ltd.